Exhibit 10.55

ARTHROCARE CORPORATION

2006 DIRECTOR COMPENSATION

Effective 04/01/06

Cash Compensation and Fees

Annual Retainer: Member of Board of Directors	$15,000

Annual Retainer
Lead Director	$30,000
Audit Chair	$30,000
Compensation Chair	$25,000
Nom/Governance Chair	$20,000
Audit Committee Member	$2,500

Board Meeting Fees
Board meetings in person	$2,000
Board telephonic (< 2 hours)	$500
Board telephonic (> 2 hours)	$1,000

Committee Meeting Fees*

In conjunction with an in person board meeting	no fee
Telephonic**	$500 per hour

Stock Ownership and Equity Compensation

1.	Guideline: All Directors will be encouraged to own ArthroCare stock valued at five times the base annual cash retainer ($15,000 effective 4/1/06) within four years of their election to the board.

2.	Initial Equity Grant: Upon election to the Board, a new director will receive 25,000 stock appreciation rights and $75,000 worth of restricted stock units, the exact number of which is determinable based on the closing price of the Company’s common stock on the date prior to grant.

3.	Annual Equity Grant: Upon annual reelection to the Board, each director will receive 10,000 stock appreciation rights and 1,500 restricted stock units.

* Committee Chair is responsible for annual committee meeting budget and advising CFO when meetings that warrant fees have been held.

** Telephonic meetings that are short (less than a half hour), should be added together with another similar length meeting to constitute one meeting of an hour in length. Meetings, such as Audit, which often run two hours or more, will be billed at $500 per hour, with only extra half hours accrued towards the next meeting.